Exhibit 99.1

Magnolia Oil & Gas Corporation Appoints R. Lewis Ropp to its Board of Directors

HOUSTON, TX, January 7, 2025 – Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced that its board of directors (the “Board”) has appointed R. Lewis Ropp as an independent director of the Board, effective immediately. Mr. Ropp will serve as a member of the Audit Committee.

“Lewis’s strong background in finance, capital markets, and investment management as well as his experience in oil and gas operations and engineering provide valuable skills to Magnolia’s Board,” said Dan Smith, Chairman of the Board. “We look forward to Lewis joining our Board and sharing his unique perspective gained from having worked in management positions in both the oil service industry and for a major integrated oil company, as well as his expertise in safety and environmental compliance in the energy industry.”

Mr. Ropp is a retired Senior Managing Director and Senior Equity Partner of Barrow Hanley Global Investors, a diversified investment management firm (“Barrow Hanley”), where he served as a Lead Equity Portfolio Manager involved in strategy, new business development, marketing, and client service, from October 2001 until June 2024. Before Barrow Hanley, Mr. Ropp was a research analyst covering exploration and production companies at Howard, Weil, Labouisse, Freidrichs, Inc., and at Frost Securities, Inc. Mr. Ropp began his career in 1981 in the oil and gas industry as an operations manager at The Hargett Companies (later acquired by Weatherford, Inc.) and as an associate project engineer at Baker Hughes Company. He was a process team leader at Shell Oil Company from 1990 to 1997 where he oversaw field development, evaluation, well stimulation and workover, economics, and completion design.

Mr. Ropp has served on the advisory board of Gasology LLC, a private equity-backed energy technology company, since 2024. He previously served on the board of trustees of SAMS, USA from 2007 to 2024, on the board of directors of Leukemia Texas from 2009 to 2024, and on the board of Texas Water Mission from 2010 to 2016. Mr. Ropp received a Bachelor of General Studies in 1982 and a Bachelor of Science in Mechanical Engineering in 1990, both from the University of Louisiana, and a Master of Science in Engineering in 1995 and a Master of Business Administration in 1997, both from Tulane University.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre-tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Contacts for Magnolia Oil & Gas Corporation

Investors	Media

Tom Fitter	Art Pike
(713) 331-4802	(713) 842-9057
tfitter@mgyoil.com	apike@mgyoil.com